Exhibit 99.1

PADCEV® (enfortumab vedotin-ejfv) and KEYTRUDA® (pembrolizumab)

Significantly Improve Overall Survival and Progression-Free Survival in

Patients With Previously Untreated Advanced Bladder Cancer in Pivotal

Phase 3 EV-302 Trial

– Trial results to be submitted for presentation at upcoming medical meeting –

BOTHELL, Wash. and TOKYO – September 22, 2023 — Seagen Inc. (Nasdaq: SGEN) and Astellas Pharma Inc. (TSE:4503) today announced positive topline results from the Phase 3 EV-302 clinical trial (also known as KEYNOTE-A39) for PADCEV® (enfortumab vedotin-ejfv) in combination with KEYTRUDA® (pembrolizumab) versus chemotherapy in patients with previously untreated locally advanced or metastatic urothelial cancer (la/mUC), a form of bladder cancer that has spread to surrounding organs or muscles, or other parts of the body. The EV-302 trial enrolled patients with previously untreated la/mUC who were eligible for cisplatin- or carboplatin-containing chemotherapy regardless of PD-L1 status.

The EV-302 study met its dual primary endpoints of overall survival (OS) and progression-free survival (PFS), compared to chemotherapy. An Independent Data Monitoring Committee determined that OS crossed the pre-specified efficacy boundary at interim analysis. The safety results of the combination are consistent with those of enfortumab vedotin in combination with pembrolizumab previously reported in cisplatin-ineligible patients with la/mUC.

Please see Important Safety Information at the end of this press release, including BOXED WARNING for PADCEV (enfortumab vedotin-ejfv).

Roger Dansey, M.D., President, Research and Development, Seagen

“This study has the potential to be practice changing and offer a new standard of care for first-line metastatic bladder cancer. We look forward to presenting the results at an upcoming medical conference and discussing with regulators in order to get this medicine to patients as soon as possible.”

Ahsan Arozullah, M.D., M.P.H., Senior Vice President, Head of Oncology Development, Astellas

“We are thrilled that the topline results of the EV-302 study demonstrated that the combination of enfortumab vedotin and pembrolizumab improved the dual primary endpoints of OS and PFS. Patients living with metastatic urothelial cancer are in dire need of additional treatment options and this combination has the potential to advance the standard of care. We are extremely grateful to all of the patients who participated in this trial.”

Thomas Powles, M.R.C.P., M.D., Professor of Genitourinary Oncology at Queen Mary University of London; Director, Barts Cancer Center, London; EV-302 Primary Investigator

“Over two hundred thousand deaths from urothelial cancer are reported worldwide annually, making it a major cause of morbidity and mortality. The topline results from EV-302 are encouraging for patients with advanced-stage urothelial cancer, which is aggressive and associated with devastating outcomes.”

The EV-302 trial is an open-label, randomized, controlled Phase 3 study, evaluating enfortumab vedotin in combination with pembrolizumab versus chemotherapy in patients with previously untreated la/mUC. In this study, patients were randomized to receive either enfortumab vedotin in combination with pembrolizumab or chemotherapy. The dual primary endpoints of this trial are OS and PFS per RECIST v1.1 by blinded independent central review (BICR). Full details will be reported at an upcoming scientific congress.

The EV-302 trial is intended to serve as the basis for global submissions and as the confirmatory trial for the U.S. accelerated approval of this combination. In April 2023, the U.S. Food and Drug Administration (FDA) granted an accelerated approval to PADCEV in combination with KEYTRUDA for the treatment of adult patients with la/mUC who are not eligible to receive cisplatin-containing chemotherapy based on the results from the EV-103 trial. The trial is part of an extensive program evaluating this combination in multiple stages of urothelial cancer.

About Bladder and Urothelial Cancer

•	Urothelial cancer, or bladder cancer, begins in the urothelial cells, which line the urethra, bladder, ureters, renal pelvis, and some other organs.[1]

•	If bladder cancer has spread to surrounding organs or muscles, it is called locally advanced disease. If the cancer has spread to other parts of the body, it is called metastatic disease. [2]

•	Globally, approximately 573,000 new cases of bladder cancer and 212,000 deaths are reported annually.[3]

•	It is estimated that approximately 82,290 people in the U.S. will be diagnosed with bladder cancer in 2023.[4]

•	It is estimated that approximately 200,000 people in Europe and 24,000 people in Japan are diagnosed with bladder cancer annually. [5],[6]

•	Urothelial cancer accounts for 90% of all bladder cancers and can also be found in the renal pelvis, ureter, and urethra.[2]

•	Approximately 12% of cases are locally advanced or metastatic urothelial cancer at diagnosis.[7]

Ongoing Investigational Trials

The EV-302 trial (NCT04223856) is an open-label, randomized, controlled Phase 3 study, evaluating the impact of treatment with enfortumab vedotin in combination with pembrolizumab versus chemotherapy in patients with previously untreated locally advanced or metastatic urothelial cancer (la/mUC) who were eligible for cisplatin- or carboplatin-containing chemotherapy regardless of PD-L1 status.

The EV-103 trial (NCT03288545) is an ongoing, multi-cohort, open-label, multicenter Phase 1b/2 study investigating enfortumab vedotin alone or in combination with pembrolizumab and/or chemotherapy in first- or second-line settings in patients with la/mUC and in patients with muscle-invasive bladder cancer (MIBC).

Enfortumab vedotin in combination with pembrolizumab is being investigated in an extensive program in multiple stages of urothelial cancer, including two Phase 3 clinical trials in MIBC in EV-304 (NCT04700124, also known as KEYNOTE-B15) and EV-303 (NCT03924895, also known as KEYNOTE-905). The use of enfortumab vedotin in combination with pembrolizumab in second-line urothelial cancer and in MIBC has not been proven safe or effective.

About PADCEV® (enfortumab vedotin-ejfv)

PADCEV (enfortumab vedotin-ejfv) is a first-in-class antibody-drug conjugate (ADC) that is directed against Nectin-4, a protein located on the surface of cells and highly expressed in bladder cancer.8

Nonclinical data suggest the anticancer activity of PADCEV is due to its binding to Nectin-4-expressing cells, followed by the internalization and release of the anti-tumor agent monomethyl auristatin E (MMAE) into the cell, which result in the cell not reproducing (cell cycle arrest) and in programmed cell death (apoptosis).9

PADCEV (enfortumab vedotin-ejfv) U.S. Indication & Important Safety Information

BOXED WARNING: SERIOUS SKIN REACTIONS

•

PADCEV can cause severe and fatal cutaneous adverse reactions including Stevens-Johnson syndrome (SJS) and Toxic Epidermal Necrolysis (TEN), which occurred predominantly during the first cycle of treatment, but may occur later.

•	Closely monitor patients for skin reactions.

•	Immediately withhold PADCEV and consider referral for specialized care for suspected SJS or TEN or severe skin reactions.

•	Permanently discontinue PADCEV in patients with confirmed SJS or TEN; or Grade 4 or recurrent Grade 3 skin reactions.

Indication

PADCEV®, as a single agent, is indicated for the treatment of adult patients with locally advanced or metastatic urothelial cancer (mUC) who:

•	have previously received a programmed death receptor-1 (PD-1) or programmed death-ligand 1 (PD-L1) inhibitor and platinum-containing chemotherapy, or

•	are ineligible for cisplatin-containing chemotherapy and have previously received one or more prior lines of therapy.[1]

PADCEV, in combination with pembrolizumab, is indicated for the treatment of adult patients with locally advanced or metastatic urothelial cancer (mUC) who are not eligible for cisplatin-containing chemotherapy.1

This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

Important Safety Information

Warnings and Precautions

Skin reactions Severe cutaneous adverse reactions, including fatal cases of SJS or TEN occurred in patients treated with PADCEV. SJS and TEN occurred predominantly during the first cycle of treatment but may occur later. Skin reactions occurred in 56% (all grades) of the 753 patients treated with PADCEV as a single agent in clinical trials. Twenty-four percent (24%) of patients had maculo-papular rash and 33% had pruritus. Grade 3-4 skin reactions occurred in 12% of patients, including maculo-papular rash, erythematous rash, rash or drug eruption, symmetrical drug-related intertriginous and flexural exanthema

(SDRIFE), bullous dermatitis, exfoliative dermatitis, and palmar-plantar erythrodysesthesia. The median time to onset of severe skin reactions was 0.7 months (range: 0.1 to 6 months). Among patients experiencing a skin reaction leading to dose interruption who then restarted PADCEV (n=59), 24% of patients restarting at the same dose and 16% of patients restarting at a reduced dose experienced recurrent severe skin reactions. Skin reactions led to discontinuation of PADCEV in 2.6% of patients. When PADCEV was given in combination with pembrolizumab, the incidence of skin reactions, including severe events, occurred at a higher rate. Skin reactions occurred in 72% (all grades) of the 121 patients treated with PADCEV in combination with pembrolizumab in clinical trials. The majority of the skin reactions that occurred with combination therapy included maculo-papular rash, macular rash and papular rash. Grade 3-4 skin reactions occurred in 20% of patients (Grade 3: 19%, Grade 4: 0.8%), including maculo-papular rash, bullous dermatitis, dermatitis, exfoliative dermatitis, pemphigoid, rash, erythematous rash, macular rash, and papular rash. A fatal reaction of bullous dermatitis occurred in one patient (0.8%). The median time to onset of severe skin reactions was 2.6 months (range: 0.3 to 16 months). Skin reactions led to discontinuation of PADCEV in 6% of patients. Monitor patients closely throughout treatment for skin reactions. Consider topical corticosteroids and antihistamines, as clinically indicated. For persistent or recurrent Grade 2 skin reactions, consider withholding PADCEV until Grade ≤1. Withhold PADCEV and refer for specialized care for suspected SJS, TEN or for Grade 3 skin reactions. Permanently discontinue PADCEV in patients with confirmed SJS or TEN; or Grade 4 or recurrent Grade 3 skin reactions.

Hyperglycemia and diabetic ketoacidosis (DKA). Hyperglycemia and diabetic ketoacidosis (DKA), including fatal events, occurred in patients with and without pre-existing diabetes mellitus, treated with PADCEV. Patients with baseline hemoglobin A1C ≥8% were excluded from clinical trials. In clinical trials of PADCEV as a single agent, 14% of the 753 patients treated with PADCEV developed hyperglycemia; 7% of patients developed Grade 3-4 hyperglycemia. Fatal events of hyperglycemia and diabetic ketoacidosis occurred in one patient each (0.1%). The incidence of Grade 3-4 hyperglycemia increased consistently in patients with higher body mass index and in patients with higher baseline A1C. Five percent (5%) of patients required initiation of insulin therapy for treatment of hyperglycemia. The median time to onset of hyperglycemia was 0.6 months (range: 0.1 to 20 months). Hyperglycemia led to discontinuation of PADCEV in 0.4% of patients. Closely monitor blood glucose levels in patients with, or at risk for, diabetes mellitus or hyperglycemia. If blood glucose is elevated (>250 mg/dL), withhold PADCEV.

Pneumonitis/Interstitial Lung Disease (ILD) Severe, life-threatening or fatal pneumonitis/ILD occurred in patients treated with PADCEV. In clinical trials of PADCEV as a single agent, 2.9% of the 753 patients treated with PADCEV had pneumonitis/ILD of any grade and 0.8% had Grade 3-4. The median time to onset of pneumonitis/ILD was 2.7 months (range: 0.6 to 6 months). The incidence of pneumonitis/ILD, including severe events occurred at a higher rate when PADCEV was given in combination with pembrolizumab. When PADCEV was given in combination with pembrolizumab, 9% of the 121 patients treated with combination therapy had pneumonitis/ILD of any grade and 3.3% had Grade 3. A fatal event of pneumonitis occurred in one patient (0.8%). The median time to onset of pneumonitis/ILD was 6 months (range: 0.6 to 26 months). Monitor patients for signs and symptoms indicative of pneumonitis/ILD such as hypoxia, cough, dyspnea or interstitial infiltrates on radiologic exams. Evaluate and exclude infectious, neoplastic and other causes for such signs and symptoms through appropriate investigations. Withhold PADCEV for patients who develop Grade 2 pneumonitis/ILD and consider dose reduction. Permanently discontinue PADCEV in all patients with Grade 3 or 4 pneumonitis/ILD.

Peripheral neuropathy (PN) Peripheral neuropathy occurred in 53% of the 753 patients treated with PADCEV as a single agent in clinical trials including 40% with sensory neuropathy, 7% with muscular weakness and 7% with motor neuropathy. Thirty percent of patients experienced Grade 2 reactions and 5% experienced Grade 3-4 reactions. Peripheral neuropathy occurred in patients treated with PADCEV with or without preexisting peripheral neuropathy. The median time to onset of Grade ≥2 peripheral neuropathy was 4.9 months (range: 0.1 to 20 months). Neuropathy led to treatment discontinuation in 7% of patients. Of the patients who experienced neuropathy who had data regarding resolution (N = 319), 14% had complete resolution, 46% had partial improvement, and 40% had no improvement at the time of their last evaluation. Of the 86% of patients with residual neuropathy at last evaluation, 51% had Grade 2 or greater neuropathy at the time of their last evaluation. The incidence of peripheral neuropathy occurred at a higher rate when PADCEV was given in combination with pembrolizumab. When PADCEV was given in combination with pembrolizumab, 65% of the 121 patients treated with combination therapy had peripheral neuropathy of any grade, 45% had Grade 2 neuropathy, and 3.3% had Grade 3 neuropathy. The median time to onset of Grade ≥2 peripheral neuropathy was 6 months (range: 0.3 to 25 months). Monitor patients for symptoms of new or worsening peripheral neuropathy and consider dose interruption or dose reduction of PADCEV when peripheral neuropathy occurs. Permanently discontinue PADCEV in patients who develop Grade ≥3 peripheral neuropathy.

Ocular disorders were reported in 40% of the 384 patients treated with PADCEV as a single agent in clinical trials in which ophthalmologic exams were scheduled. The majority of these events involved the cornea and included events associated with dry eye such as keratitis, blurred vision, increased lacrimation, conjunctivitis, limbal stem cell deficiency, and keratopathy. Dry eye symptoms occurred in 34% of patients, and blurred vision occurred in 13% of patients, during treatment with PADCEV. The median time to onset to symptomatic ocular disorder was 1.6 months (range: 0 to 19 months). Monitor patients for ocular disorders. Consider artificial tears for prophylaxis of dry eyes and ophthalmologic evaluation if ocular symptoms occur or do not resolve. Consider treatment with ophthalmic topical steroids, if indicated after an ophthalmic exam. Consider dose interruption or dose reduction of PADCEV for symptomatic ocular disorders.

Infusion site extravasation Skin and soft tissue reactions secondary to extravasation have been observed after administration of PADCEV. Of the 753 patients treated with PADCEV as a single agent in clinical trials, 1.5% of patients experienced skin and soft tissue reactions, including 0.3% who experienced Grade 3-4 reactions. Reactions may be delayed. Erythema, swelling, increased temperature, and pain worsened until 2-7 days after extravasation and resolved within 1-4 weeks of peak. Two patients (0.3%) developed extravasation reactions with secondary cellulitis, bullae, or exfoliation. Ensure adequate venous access prior to starting PADCEV and monitor for possible extravasation during administration. If extravasation occurs, stop the infusion and monitor for adverse reactions.

Embryo-fetal toxicity PADCEV can cause fetal harm when administered to a pregnant woman. Advise patients of the potential risk to the fetus. Advise female patients of reproductive potential to use effective contraception during PADCEV treatment and for 2 months after the last dose. Advise male patients with female partners of reproductive potential to use effective contraception during treatment with PADCEV and for 4 months after the last dose.

Adverse Reactions

Most common adverse reactions, including laboratory abnormalities (≥20%) (PADCEV monotherapy)

Rash, aspartate aminotransferase increased, glucose increased, creatinine increased, fatigue, peripheral neuropathy, lymphocytes decreased, alopecia, decreased appetite, hemoglobin decreased, diarrhea, sodium decreased, nausea, pruritus, phosphate decreased, dysgeusia, alanine aminotransferase increased, anemia, albumin decreased, neutrophils decreased, urate increased, lipase increased, platelets decreased, weight decreased and dry skin.

EV-301 Study: 296 patients previously treated with a PD-1/L1 inhibitor and platinum-based chemotherapy.

Serious adverse reactions occurred in 47% of patients treated with PADCEV; the most common (≥2%) were urinary tract infection, acute kidney injury (7% each) and pneumonia (5%). Fatal adverse reactions occurred in 3% of patients, including multiorgan dysfunction (1.0%), hepatic dysfunction, septic shock, hyperglycemia, pneumonitis and pelvic abscess (0.3% each). Adverse reactions leading to discontinuation occurred in 17% of patients; the most common (≥2%) were PN (5%) and rash (4%). Adverse reactions leading to dose interruption occurred in 61% of patients; the most common (≥4%) were PN (23%), rash (11%) and fatigue (9%). Adverse reactions leading to dose reduction occurred in 34% of patients; the most common (≥2%) were PN (10%), rash (8%), decreased appetite and fatigue (3% each). Clinically relevant adverse reactions (<15%) include vomiting (14%), AST increased (12%), hyperglycemia (10%), ALT increased (9%), pneumonitis (3%) and infusion site extravasation (0.7%).

EV-201, Cohort 2 Study: 89 patients previously treated with a PD-1/L1 inhibitor and not eligible for cisplatin-based chemotherapy.

Serious adverse reactions occurred in 39% of patients treated with PADCEV; the most common (≥3%) were pneumonia, sepsis and diarrhea (5% each). Fatal adverse reactions occurred in 8% of patients, including acute kidney injury (2.2%), metabolic acidosis, sepsis, multiorgan dysfunction, pneumonia and pneumonitis (1.1% each). Adverse reactions leading to discontinuation occurred in 20% of patients; the most common (≥2%) was PN (7%). Adverse reactions leading to dose interruption occurred in 60% of patients; the most common (≥3%) were PN (19%), rash (9%), fatigue (8%), diarrhea (5%), AST increased and hyperglycemia (3% each). Adverse reactions leading to dose reduction occurred in 49% of patients; the most common (≥3%) were PN (19%), rash (11%) and fatigue (7%). Clinically relevant adverse reactions (<15%) include vomiting (13%), AST increased (12%), lipase increased (11%), ALT increased (10%), pneumonitis (4%) and infusion site extravasation (1%).

EV-103 Study: 121 patients with previously untreated locally advanced or metastatic urothelial cancer who were not eligible for cisplatin-containing chemotherapy (PADCEV in combination with pembrolizumab)

The most common adverse reactions, including laboratory abnormalities (≥20%), of PADCEV in combination with pembrolizumab were glucose increased, aspartate aminotransferase increased, rash, hemoglobin decreased, creatinine increased, peripheral neuropathy, lymphocytes decreased, fatigue, alanine aminotransferase increased, sodium decreased, lipase increased, albumin decreased, alopecia, phosphate decreased, decreased weight, diarrhea, pruritus, decreased appetite, nausea, dysgeusia, potassium decreased, neutrophils decreased, urinary tract infection, constipation, potassium increased, calcium increased, peripheral edema, dry eye, dizziness, arthralgia, and dry skin.

Serious adverse reactions occurred in 50% of patients treated with PADCEV in combination with pembrolizumab. The most common serious adverse reactions (≥2%) were acute kidney injury (7%), urinary tract infection (7%), urosepsis (5%), sepsis (3.3%), pneumonia (3.3%), hematuria (3.3%), pneumonitis (3.3%), urinary retention (2.5%), diarrhea (2.5%), myasthenia gravis (2.5%), myositis (2.5%), anemia (2.5%), and hypotension (2.5%). Fatal adverse reactions occurred in 5% of patients treated with PADCEV in combination with pembrolizumab including sepsis (1.6%), bullous dermatitis (0.8%), myasthenia gravis (0.8%), and pneumonitis/ILD (0.8%). Adverse reactions leading to discontinuation of PADCEV occurred in 36% of patients. The most common adverse reactions (≥2%) leading to discontinuation of PADCEV were peripheral neuropathy (20%) and rash (6%). Adverse reactions leading to dose interruption of PADCEV occurred in 69% of patients. The most common adverse reactions (≥2%) leading to dose interruption of PADCEV were peripheral neuropathy (18%), rash (12%), lipase increased (6%), pneumonitis (6%), diarrhea (4.1%), acute kidney injury (3.3%), alanine aminotransferase increased (3.3%), fatigue (3.3%), neutropenia (3.3%), urinary tract infection (3.3%), amylase increased (2.5%), anemia (2.5%), COVID-19 (2.5%), hyperglycemia (2.5%), and hypotension (2.5%). Adverse reactions leading to dose reduction of PADCEV occurred in 45% of patients. The most common adverse reactions (≥2%) leading to dose reduction of PADCEV were peripheral neuropathy (17%), rash (12%), fatigue (5%), neutropenia (5%), and diarrhea (4.1%).

Drug Interactions

Effects of other drugs on PADCEV (Dual P-gp and Strong CYP3A4 Inhibitors)

Concomitant use with dual P-gp and strong CYP3A4 inhibitors may increase unconjugated monomethyl auristatin E exposure, which may increase the incidence or severity of PADCEV toxicities. Closely monitor patients for signs of toxicity when PADCEV is given concomitantly with dual P-gp and strong CYP3A4 inhibitors.

Specific Populations

Lactation Advise lactating women not to breastfeed during treatment with PADCEV and for at least 3 weeks after the last dose.

Hepatic impairment Avoid the use of PADCEV in patients with moderate or severe hepatic impairment.

For more information, please see the full Prescribing Information including BOXED WARNING for PADCEV here: https://urldefense.com/v3/__https:/astellas.us/docs/PADCEV_label.pdf__;!!Gajz09w!X1lUtklUM_HXlUxpCmCThHKYaKhdnTgJ8Zu2Rpv3AMRM
_maDJFDW8LQJDL_Ueg$.

About Seagen

Founded 25 years ago, Seagen Inc. is a global biotechnology company that discovers, develops, manufactures and commercializes targeted cancer therapeutics, with antibody-drug conjugates (ADCs) at our core. Our colleagues work together with urgency to improve and extend the lives of people living with cancer. An ADC technology trailblazer, approximately one-third of FDA-approved and marketed ADCs use Seagen technology. Seagen is headquartered in Bothell, Washington and has locations in California, Canada, Switzerland and across Europe. For additional information, visit seagen.com and follow us on Twitter and LinkedIn.

About Astellas

Astellas Pharma Inc. is a pharmaceutical company conducting business in more than 70 countries around the world. We are promoting the Focus Area Approach that is designed to identify opportunities for the continuous creation of new drugs to address diseases with high unmet medical needs by focusing on Biology and Modality. Furthermore, we are also looking beyond our foundational Rx focus to create Rx+® healthcare solutions that combine our expertise and knowledge with cutting-edge technology in different fields of external partners. Through these efforts, Astellas stands on the forefront of healthcare change to turn innovative science into VALUE for patients. For more information, please visit our website at https://www.astellas.com/en.

About the Seagen, Astellas and Merck Collaboration

Seagen and Astellas entered a clinical collaboration agreement with Merck to evaluate the combination of Seagen’s and Astellas’ PADCEV® (enfortumab vedotin-ejfv) and Merck’s KEYTRUDA® (pembrolizumab) in patients with previously untreated metastatic urothelial cancer. KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Seagen Forward-Looking Statements

Certain statements made in this press release are forward-looking, such as those, among others, relating to the therapeutic potential of enfortumab vedotin, alone or in combination, and its possible efficacy, safety and therapeutic uses; the potential for results from the EV-302 trial to change practice, offer a new standard of care, or serve as the basis for global submissions and as the confirmatory trial for the U.S. accelerated approval of the combination of enfortumab vedotin and pembrolizumab; plans to present results at an upcoming medical conference, discuss the results with regulators and deliver medicine to patients; planned and ongoing clinical trials; and the development program for enfortumab vedotin. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, the possibility that data from the EV-302 trial may not be sufficient to support any regulatory approvals or to convert accelerated approval in the U.S. to regular approval; adverse events and newly-emerging safety signals; adverse regulatory actions; delays, setbacks or failures in product development activities, the submission of regulatory applications and the regulatory review process for a variety of reasons, including, without limitation, the inherent difficulty and uncertainty of pharmaceutical product development; possible required modifications to clinical trials; failure to properly conduct or manage clinical trials; and failure of clinical results to support continued development or regulatory approvals. More information about the risks and uncertainties faced by Seagen is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Astellas Cautionary Notes

In this press release, statements made with respect to current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Astellas. These statements are based on management’s current assumptions and beliefs in light of the information currently available to it and involve known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those discussed in the forward-looking statements. Such factors include, but are not limited to: (i) changes in general economic conditions and in laws and regulations, relating to pharmaceutical markets, (ii) currency exchange rate fluctuations, (iii) delays in new product launches, (iv) the inability of Astellas to market existing and new products effectively, (v) the inability of Astellas to continue to effectively research and develop products accepted by customers in highly competitive markets, and (vi) infringements of Astellas’ intellectual property rights by third parties.

Information about pharmaceutical products (including products currently in development), which is included in this press release, is not intended to constitute an advertisement or medical advice.

###

Seagen Contacts:

For Media

David Caouette

Vice President, Corporate Communications

(310) 430-3476

dcaouette@seagen.com

For Investors

Douglas Maffei, Ph.D.

Vice President, Investor Relations & ESG

(425) 527-4881

dmaffei@seagen.com

Astellas Contacts:

For Media

Elysia Wood

(703) 722-4656

elysia.wood@astellas.com

For Investors

Astellas Pharma Inc.

Corporate Communications

+81-3-3244-3202

[1]	National Cancer Institute. What is bladder cancer? https://www.cancer.gov/types/bladder#:~:text=Types%20of%20bladder%20cancer,bladder%20cancers%20are%20urothelial%20carcinomas. Accessed 08-10-2023.
[2]	American Society of Clinical Oncology. Bladder cancer: introduction (12-2021). https://www.cancer.net/cancer-types/bladder-cancer/introduction. Accessed 08-10-2023.
[3]	International Agency for Research on Cancer. Cancer Today: bladder globocan 2020 fact sheet (12-2020). https://gco.iarc.fr/today/data/factsheets/cancers/30-Bladder-fact-sheet.pdf. Accessed 08-10-2023.
[4]	Siegel RL, Miller KD, Wagle NS, Jemal A. Cancer statistics, 2023. CA Cancer J Clin 2023;73(1):17-48.
[5]	Cancer Information Service, Cancer Statistics in Japan. Published 2022. https://ganjoho.jp/public/qa_links/report/statistics/pdf/cancer_statistics_2023_data_E.pdf. Accessed September 15, 2023.
[6]	Bladder cancer: The forgotten cancer. Uroweb. (n.d.). https://uroweb.org/news/bladder-cancer-the-forgotten-cancer. Accessed September 15, 2023.
[7]	National Cancer Institute. Cancer stat facts: bladder cancer. https://seer.cancer.gov/statfacts/html/urinb.html. Accessed 08-10-2023.
[8]

Challita-Eid PM, Satpayev D, Yang P, et al. Enfortumab vedotin antibody-drug conjugate targeting nectin-4 is a highly potent therapeutic agent in multiple preclinical cancer models. Cancer Res 2016;76(10):3003-13.

[9]	PADCEV [package insert]. Northbrook, IL: Astellas Pharma US, Inc.